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                                                                      Exhibit 11
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         FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS AND
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                         FIRST UNION MANAGEMENT, INC.
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               STATEMENTS RE: COMPUTATION OF PER SHARE EARNINGS
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                    (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                             Three Months Ended
                                                                  March 31,
                                                             ------------------
                                                             1995         1994
                                                             ----         ----
Shares Outstanding:
  For computation of primary net
    income per share -
    Weighted average                                        18,145       18,109
                                                            ======       ======

  For computation of fully diluted
    net income per share -

    Weighted average, without regard
    to exercise of shares under
    share option, restricted stock
    or employee incentive plans                             18,100        18,109

    Weighted average of outstanding
    shares issued under restricted
    stock plan                                                  42         ---

    Weighted average of shares
    issued under employee
    incentive plan                                              3         ---
                                                            ------       -------
  Adjusted shares outstanding                               18,145        18,109
                                                            ======       =======

Net Income                                                 $30,560       $ 1,612
                                                           -------       -------

Per Share - Primary and fully diluted:

  Income after litigation and
    proxy expenses(1)                                      $   .04       $   .09
  Capital gains(2)                                            1.64
                                                           -------       -------
  Net income                                               $  1.68       $   .09
                                                           =======       =======

(1) In the three months ended March 31, 1995, the registrant incurred professional fees of $950,000, or $0.05 per share, in regard to litigation and a proxy contest with a minority shareholder.

(2) In January 1995, the Trust sold its 50% interests in two shopping malls resulting in a gain of approximately $29.9 million.




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